Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors:

Procera  Networks, Inc.

Los Gatos, California

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-147944) and  S-3 (333-164314) of Procera Networks, Inc. of our reports dated March 11, 2010, with respect to the consolidated balance sheets of Procera Networks, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years ended December 31, 2009, 2008 and 2007, and our report dated March 11, 2010, with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in this December 31, 2009, annual report on Form 10-K of Procera Networks, Inc.

/s/ PMB Helin Donovan

San Francisco, California

March 11, 2010